Exhibit 1.1

Treasury Board and Finance LETTERS PATENT Pursuant to Albeita's Loan and Trust Corporations Act CANADA PROVINCE OF ALBERTA CAN: IN THE MATTER OF THE LOAN AND TRUST CORPORATIONS ACT (THE ACT), BEING CHAPTER L-20 OF THE STATUTES OF ALBERTA, 2000 AND IN THE MATTER OF LETTERS PATENT FOR ODYSSEY TRUST COMPANY (THE CORPORATION) Upon the application of the Corporation and pursuant to all applicable powers, including, without limitation, the direction of the Lieutenant Governor in Council made pursuant to section 5 of the Act, the undersigned issues these Letters Patent to the Corporation incorporating it as a provincial trust corporation under the Act. The information and the terms, conditions and restrictions set out in the attached Schedule form part of the Letters Patent hereby issued. Dated at the City of Edmonton, Province of Alberta This / y dav of PresidentTreasury Board, Minister of Finance AT4058 Form authorized by the Minister of Finance of Alberta